EXHIBIT 99.1

                        RCG Reports Third Quarter Results

          - Reaffirms Guidance That It Expects To Report a Consolidated Quarterly Profit in the Fourth Quarter --

Charlotte, NC-- May 24, 2004--RCG Companies Incorporated ("RCG", AMEX: RCG) announced today its operating results for its third fiscal quarter ended March 31, 2004.

For the third quarter ended March 31, 2004, revenues from consolidated operations were $52.2 million, an increase of 195% as compared to revenues from consolidated operations of $17.7 million for the third quarter of fiscal 2003.

The  Travel   Services   segment,   which  consists  of  Vacation   Express(TM),
SunTrips(TM) and Flightserv, Inc., recorded revenues of $48.9 million, an increase of 215% when compared to revenues of $15.5 million for the third quarter of fiscal 2003. The quarterly loss for the Travel Services segment totaled $5.1 million, compared to a loss of $39,000 for the same period in fiscal 2003. The loss was primarily due to the seasonal nature of the travel business, which has been magnified due to RCG's acquisition of Vacation Express(TM) and SunTrips(TM) in October 2003.

The Technology Solutions segment reported revenues of $3.4 million, an increase of 57% when compared to revenues of $2.1 million for the third quarter of fiscal 2003. The quarterly loss for the Technology Solutions segment totaled $407,000, compared to a loss $183,000 for the same period in fiscal 2003. The increase in losses is primarily from costs incurred integrating the recent acquisition of SchoolWorld.

For the third quarter ending March 31, 2004, RCG recorded a consolidated loss of $8.2 million, or $.43 per share, which includes a loss from discontinued operations of $1.5 million, or $.08 per share. This compares with a loss of $1.4 million, or $.11 per share, for the third quarter ended March 31, 2003, which included a loss from discontinued operations of $802,000, or $.06 per share. Weighted average shares outstanding were approximately 19.0 million compared to
12.5 million during the third quarter fiscal 2003.

RCG ended the quarter with cash and cash equivalents of $1.96 million, restricted cash of $37.7 million and investments of $466,000.

Financial & Business Outlook

Given the current level and pace of booking activity, RCG expects to post a profit in the fourth quarter, ending June 30, 2004. Moreover, given the current business outlook and the generally improving economy, the Company expects be profitable for the entire fiscal year ending June 30, 2005.

It is important to note that the leisure travel business follows what is known as the "North American Travel Curve", described as follows: January and most of February (except President's Day) are very low-demand months; March and April are strong months due to college Spring Breaks. Demand falls again in May, and summer is the high season, which falls off sharply in September; business slowly increases in October through December, with peaks around the Thanksgiving and Christmas holidays. Given the size of RCG's Travel Services businesses, RCG's quarterly financial results are likely to follow this travel curve for the foreseeable future.

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Commenting on the quarterly results,  Michael D. Pruitt, RCG's CEO, stated, "The results for the third quarter, which is seasonally our weakest quarter of the year, were in line with our expectations and budgets. Since completing the acquisitions of Vacation ExpressTM and SunTrips(TM) on October 31, 2003, measures have been implemented that will result in approximately $5.5 million of reduced costs annually. Additionally, we are exploring additional business relationships with other potential strategic partners whereby we can leverage our presence in the vacation travel industry. Lastly, we believe our pending acquisition of Response Personnel, Inc. will deliver predictable revenues and income to RCG, while providing us with another business to grow through organic and acquisitive means."

Recent Corporate Developments

      o On May 11, 2004, RCG announced that it signed a definitive agreement to acquire Response Personnel, Inc. ("RPI") and related companies. RPI is a leading provider of professional staffing services in the greater New York tri-state area, primarily serving Fortune 1000 companies. RCG will acquire 100% of the capital stock of RPI in exchange for $10 million in cash payable at closing. RPI will have $2 million of net cash on its balance sheet at closing. Over the past three years, RPI's annual revenues have averaged more than $42 million with pre-tax income of more than $4.2 million per year. The transaction is expected to be immediately accretive to RCG's earnings and cash flow. The closing of the RPI acquisition is subject to obtaining third-party consents, closing on financing commitments, and other customary closing conditions.

      o     On April 23, 2004,  RCG  announced  that its wholly  owned  Vacation
      ExpressTM subsidiary had completed the move of its hub from Hartsfield-Jackson Atlanta International Airport to Orlando Sanford International Airport. The move is expected to result in an annual cost savings of approximately $3 million. Vacation Express(TM) is featuring 27 flights per week out of Orlando Sanford International Airport. Destinations include Aruba, Cancun (gateway to Cozumel and the Riviera
      Maya), Costa Rica, and Puerto Plata and Punta Cana in the Dominican Republic, as well as Orlando Florida. Flights originate from the following cities: Atlanta, Baltimore, Charlotte, Cincinnati, Louisville, Nashville, Wilkes-Barre and Youngstown.

      o On April 21, 2004, RCG announced that Robert H. Brooks accepted an appointment to RCG's Board of Directors. Mr. Brooks is Chairman of Hooters of America, Inc., Hooters Air, Pace Airlines and Naturally Fresh. In addition, RCG announced it received a $1 million strategic investment led by Hooters of America, Inc., an entity in which Mr. Brooks has a substantial ownership interest.

Restatement of Financial Statements

Separately, RCG announced it is filing an Amendment No. 1 on Form 10-Q/A to amend its Quarterly Report on Form 10-Q filed on February 23, 2004 for the Quarter Ended December 31, 2003. As of February 23, 2004, the filing date of the original Form 10-Q, the Company had not received from Lifestyle Innovations, Inc. ("LFSI") its final financial information. The Company completed its consolidation with the financial information available at the time. In addition, management evaluated goodwill attributable to LFSI and as a result of the

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evaluation recorded an impairment of goodwill of $2,848,000 leaving a balance of
$4,052,000,  an  amount  equal to the net  liabilities  of LFSI.  Subsequent  to
February  23,  2004,  the  Company  received  and  reviewed  updated   financial
information resulting in additional charges to the impairment of goodwill and reclassification of certain operations as discontinued operations. The Company's financials are now being restated to reflect the updated information.

Subsequent to the acquisition of Vacation Express(TM) and SunTrips(TM), the Company reviewed and evaluated the strategic direction of its investment advisory services and concluded an additional impairment of $1,000,000 of goodwill was necessary.

About RCG Companies Incorporated

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service segment, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips(TM) and Vacation Express(TM) brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the Technology Solutions sector, through its wholly owned software and information technology solutions unit, Logisoft Corp.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with restructuring certain operational and financial policies, procedure, and contracts of Vacation Express(TM) and SunTrips(TM). Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.


Company Contact:                          Investor Contact:

Andrew Lauman                             Robert B. Prag, President
RCG Companies Incorporated                The Del Mar Consulting Group, Inc.
(704) 366-5054 x27                        (858) 794-9500
adl@rcgcompanies.com                      bprag@delmarconsulting.com

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                   RCG COMPANIES INCORPORATED AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In thousands, except share amounts)


                                                        Three months ended
                                                             March 31,
                                                        2004           2003
                                                    ------------   ------------
Revenue:
Services                                            $     49,235   $     15,719
Product sales                                              3,008          1,941
                                                    ------------   ------------
     Total revenue                                        52,243         17,660
                                                    ------------   ------------
Cost of revenue:
Services                                                  48,431         14,876
Product sales                                              2,840          1,700
                                                    ------------   ------------
     Total cost of revenue                                51,271         16,576
                                                    ------------   ------------

     Gross profit                                            972          1,084
                                                    ------------   ------------
Selling, general and administrative expenses -
 other expenses related to issuance of
 common stock and warrants                                   576             --
Selling, general and administrative expenses -
 other                                                     6,309          1,553
Goodwill impairment                                          200             --
Depreciation and amortization                                287             79
                                                    ------------   ------------
     Operating costs and expenses                          7,372          1,632
                                                    ------------   ------------

     Operating loss                                       (6,400)          (548)

Interest expense, net                                        232             48
Gain on investments, net                                      --             (8)
Loss on disposal of assets                                    --             25
Other income                                                  --             (4)
Equity in earnings of joint ventures                          (9)           (17)
                                                    ------------   ------------

     Loss from continuing operations                      (6,623)          (592)
Loss from discontinued operations net of
 minority interest of $0 and $280, respectively           (1,548)          (802)
                                                    ------------   ------------

Net loss                                            $     (8,171)  $     (1,394)
                                                    ============   ============

Basic and diluted net loss per share:
    Loss from continuing operations                 $      (0.35)  $      (0.05)
    Loss from discontinued operations                      (0.08)         (0.06)
                                                    ------------   ------------
     Net loss                                       $      (0.43)  $      (0.11)
                                                    ============   ============

Weighted average shares outstanding                   18,993,724     12,540,438
                                                    ============   ============
Weighted average shares outstanding, assuming
 dilution                                             18,993,724     12,540,438
                                                    ============   ============

This statement should be read in conjunction with the Company's Form 10-Q filed with the Securities and Exchange Commission on May 24, 2004.